Exhibit 99.1

Novacea Contact:

Paul Laland

Vice President, Corporate Communications

Tel: 650-228-1811

E-mail: laland@novacea.com

Novacea Appoints Edward Schnipper as New Chief Medical Officer

SOUTH SAN FRANCISCO, CA – November 27, 2007 – Novacea, Inc. (NASDAQ: NOVC) today announced that Edward Schnipper, M.D. has been appointed executive vice president and chief medical officer (CMO). Dr. Schnipper was previously president and chief executive officer of CellGate Inc., a privately-held biotechnology company.

Dr. Schnipper is joining Novacea with more than 18 years of management experience in the clinical development of medicines for the pharmaceutical and biotechnology industries. Dr. Schnipper has been responsible for numerous clinical trial programs that served to support successful New Drug Application (NDA) strategies and competitive market positions for new therapeutic products.

Prior to CellGate, Dr. Schnipper was vice president of Clinical Development at ALZA Corporation, a specialty pharmaceutical company. In this role, Dr. Schnipper was responsible for overseeing the clinical development for new pharmaceutical products, as well as the Phase IV strategies for products in the company’s pipeline and in its pharmaceutical product portfolio. While at ALZA, he provided input on research and development efforts and marketing programs, acted as a spokesperson on company affairs to diverse external audiences, and provided guidance to scientific and medical advisory boards for the company. Before joining ALZA, Dr. Schnipper served as senior vice president and medical director at SEQUUS Pharmaceuticals, where he was responsible for clinical and regulatory functions and a member of the Executive Committee. Between 1983 and 1996, he held various positions at Hoffmann-La Roche, culminating in his appointment as vice president of Clinical Operations, Virology.

Dr. Schnipper earned his B.A. degree from Hobart College in Geneva, New York and his M.D. from the Georgetown University School of Medicine in Washington, DC. He trained in medicine at the Long Island Jewish-Hillside Medical Center and completed fellowships in hematology at New York University and in medical oncology at Memorial Sloan-Kettering Cancer Center in New York. He is a member of the American Society of Clinical Oncology and the American Academy of Pharmaceutical Physicians, among other professional societies.

“We are very pleased to bring Ed on board as he provides a very strong background of clinical and operational accomplishments and expertise to Novacea. He is Board Certified in oncology, and completed his medical training in oncology and hematology. As we conducted our search, we targeted someone who had the experience and the medical credentials to help us transition to a first-tier oncology company,” said John P. Walker, Novacea’s chairman and chief executive officer. “Ed has a background that is a strong match for our needs. His insights in both hematological cancers and solid tumors will be invaluable as we look to design our future studies, and to analyze our current results with ASCENT-2. In addition he has the demonstrated ability to work successfully with business development in identifying new opportunities and in building a sustainable and highly valued product portfolio.”

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates, including Asentar™, which has been in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC, and in a Phase 2 trial for advanced pancreatic cancer. Asentar is part of a development and commercialization agreement with Schering-Plough Corporation. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme and a Phase 2 trial for refractory acute lymphoblastic leukemia. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; success or failure of our present and future collaboration agreements; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.